Press Release

Diversified Restaurant Holdings, Inc. Closes Eight Bagger Dave’s to Improve Overall Profitability

Will Present at the 18th Annual ICR Conference on January 13, 2016

SOUTHFIELD, Mich. December 28, 2015 - Diversified Restaurant Holdings, Inc. (Nasdaq: SAUC) ("DRH" or the "Company"), the largest franchisee for Buffalo Wild Wings® ("BWW") and creator and operator of Bagger Dave's Burger ® ("Bagger Dave's"), today announced that it has closed
8 underperforming Bagger Dave’s restaurants.

The restaurant closures will result in approximately $9.0 million - $10.0 million in non-cash impairment charges and lease obligations and approximately $0.2 million - $0.3 million in cash severance charges that will be incurred during the fourth quarter of fiscal year 2015.

“DRH is committed to taking all appropriate and necessary actions to enhance value for all shareholders,” said Michael Ansley, Chairman, President and CEO. “We have therefore chosen to optimize our portfolio and improve overall profitability by closing 8 underperforming Bagger Dave Restaurants. This will allow us to focus our attention on more profitable restaurants. Currently, five Bagger Dave’s are operating under the new and improved prototype and we are very encouraged with the initial performance. As we gain experience with the brand, we have confidence that we have made the necessary improvements to drive future success of the concept.”

Bagger Dave’s restaurant closures include eight locations opened between fiscal year 2012 and early fiscal year 2015. These restaurants were all closed on December 27, 2015. Of these, six were located in Indiana and one was located in Detroit, Michigan. Through the first nine months ended September 27, 2015, these eight restaurants generated $5.5 million in revenue and $(0.6) million in EBITDA. On a pro-forma basis, the remaining 18 Bagger Dave’s restaurants generated $14.1 million in revenue and $0.7 million in EBITDA.

ICR Conference Presentation

DRH will be presenting at the 18th Annual ICR Conference on Wednesday, January 13, 2016 at 12:30 PM Eastern Time. The live and archived webcast also can be accessed through the Company's website, www.diversifiedrestaurantholdings.com

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (Nasdaq: SAUC) ("DRH" or the "Company") operates 62 Buffalo Wild Wings Grill & Bar ("BWW") franchised restaurants in key markets in Indiana, Illinois, Michigan, Missouri and Florida. DRH was named the 2014 Franchisee of the Year and Operator of the Year by Buffalo Wild Wings Inc.

The Company also owns and operates 18 Bagger Dave's Burger Tavern restaurants in Michigan and Ohio. For more information, visit www.baggerdaves.com.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

CONTACT: For more information contact:
Investor Relations Contact:
Raphael Gross
ICR Inc.
203.682.8253
raphael.gross@icrinc.com